Exhibit 99.1
PRESS RELEASE
OFFSHORE LOGISTICS, INC. ANNOUNCES CORPORATE NAME CHANGE
TO BRISTOW GROUP INC.
HOUSTON, TEXAS (February 1, 2006) - Offshore Logistics, Inc. (NYSE:OLG), a leading provider of helicopter services and production management services to the offshore energy industry, announced today that it has changed its corporate name to Bristow Group Inc. In conjunction with this corporate name change, the Company also is changing its common stock symbol on the New York Stock Exchange to “BRS” effective Monday, February 6, 2006.
The Company currently operates under the brand names of Air Logistics and Bristow Helicopters for its helicopter services and Grasso Production Management for its production management services. These brands will continue to be used in their respective markets alongside the new Bristow name and logo because of their strong customer recognition and association with a heritage of excellence in safety and service.
William E. Chiles, President and Chief Executive Officer said, “We are rebranding the Company as Bristow Group Inc. as a way of outwardly expressing the internal changes we have been making over the past year to build a more unified service organization. These changes will help us expand our global reach involving the strategic allocation of assets and capital, as well as modernize and standardize our business practices and operations worldwide. In addition, we want to ensure that best practices and the highest standards of safety, excellence and business integrity are the hallmark of our global organization.” Chiles added, “We are confident that our One Mission, One World, One Team approach will help us better serve our customers throughout the world.”
Bristow Group Inc., formerly Offshore Logistics, Inc., is a major provider of helicopter services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the U.S. Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Russia, Egypt and the Far East. Additionally, the Company is a leading provider of production management services for oil and gas production facilities in the U.S. Gulf of Mexico. The Company’s Common Stock currently trades on the New York Stock Exchange under the symbol OLG, but will trade under the symbol BRS beginning February 6, 2006.

Forward-Looking Statements Disclosure
Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on From 10-K for the year ended March 31, 2005, and the Company’s reports on Form 10-Q for the quarters ended June 30, 2005, and September 30, 2005. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
Investor Relations Contact:
Joe Baj
Phone: (713) 267-7605
Fax: (713) 267-7620
joe.baj@bristowgroup.com